ENVOY COMMUNICATIONS GROUP INC. ANNOUNCES COMPLETION OF SUBSTANTIAL ISSUER BID

TORONTO, ON – January 25, 2007 – Envoy Communications Group Inc. (NASDAQ: ECGI/ TSX: ECG) announced today the results of its substantial issuer bid dated November 20, 2006, as amended by its Notice of Variation and Extension, dated December 14, 2006, its Second Notice of Extension, dated December 29, 2006, and its Third Notice of Variation and Extension, dated January 10, 2007, pursuant to which the Company offered to purchase up to 10 million of its common shares. The offer expired at 5:00 p.m. (Toronto time) on January 24, 2007. The Company confirmed today that it will take up and pay for 9,037,285 common shares at a purchase price of US$2.70 per common share.

The total purchase price to be paid by the Company for the repurchased shares is approximately US$24,400,670. This amount will be funded from available cash on hand. Payment for all properly tendered common shares will be made by January 31, 2007.

The common shares to be repurchased comprise approximately 46.5% of the outstanding common shares of the Company. After giving effect to the repurchase, there will remain outstanding approximately 10,384,130 common shares.

About Envoy

Envoy Communications Group Inc. (NASDAQ: ECGI / TSX: ECG) businesses include the Watt Group, an international consumer and retail branding group of companies, and Envoy Capital Group, a merchant banking and financial services company. For more information on Envoy Communications Group Inc., visit our website at www.envoy.to

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Cautionary Statement

Certain statements contained in this press release may constitute "forward-looking statements" or “forward-looking information”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events or Envoy’s actual results to be materially different from any events or future results expressed or implied by these statements. Such factors include but are not limited to, the following: general economic and business conditions, changes in demand for Envoy's services, changes in competition, the ability of Envoy to integrate acquisitions or complete future acquisitions, interest rate fluctuations, currency exchange rate fluctuations, volatility in the market price of Envoy’s common shares, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this press release should not be regarded as a representation by Envoy that Envoy’s plans and objectives will be achieved. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.

For further information, please call:

Envoy Communications Group Inc.

Contact: Geoffrey Genovese

Tel: (416) 593-1212

Or contact our investor relations department at:

info@envoy.to